EXHIBIT 12.1

 STATEMENT REGARDING THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




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
                                                           YEARS ENDED
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                                                           DECEMBER 31,

                                    1999           1998          1997        1996         1995
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EARNINGS:

   Earnings before taxes......        $527,945      $371,454    $323,649     $305,856    $370,075
   Loss (income) from
     equity investees.........         (18,037)       (8,887)     (4,916)       7,627       7,157
                                 -----------------------------------------------------------------
   Earnings before taxes and
     earnings from equity
     investees................         509,908       362,567     318,733      313,483     377,232
   Add:  Total fixed charges
     (per below)..............          28,967        34,017      33,883       45,152      23,926
        Distributed income
          of equity investees.           5,965         4,127       2,586          323         ---
                                 -----------------------------------------------------------------
        Total earnings........        $544,840      $400,711    $355,202     $358,958    $401,158
                                 =================================================================
FIXED CHARGES:
   Interest expenses and
     capitalized..............          $9,995       $19,493     $21,692      $27,401     $ 6,060
  Estimate of interest within
     rental expense...........          18,972        14,524      12,191       17,751      17,866
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      Total fixed charges.....        $ 28,967      $ 34,017     $33,883     $ 45,152     $23,926
                                 =================================================================
Ratio of earnings to fixed
     charges(1)...............           18.81         11.78       10.48         7.95       16.77
                                 =================================================================
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
(1)      The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings before income taxes and earnings from equity investees, plus fixed charges and the distributed income from equity investees. Fixed charges include interest costs and the estimated interest component of rent expense (one-third of rent expense under operating leases)

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